Exhibit 99.1

CONTACT INFORMATION:

Dave Keffer VP, Investor Relations 703.502.7731 david_keffer@sra.com

SRA Announces Financial Results for Fourth Quarter and Fiscal Year 2009

•	Revenue of $402 million in Q4, $1.54 billion in FY 2009

•	Diluted EPS of $0.30 in Q4, $1.01 in FY 2009

•	Contract awards of $434 million in Q4, $2.37 billion in FY 2009

•	Operating cash flow of $60 million in Q4, $91 million in FY 2009

FAIRFAX, Va., August 12, 2009 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced operating results for the fourth quarter and fiscal year (FY) 2009, which ended June 30, 2009.

For the quarter, revenue was $402.0 million, up 4.5% from $384.8 million in the June 2008 quarter. Organic revenue growth for the same period was 3.5%. Operating income for the quarter was $29.0 million, for an operating margin of 7.2%. Net income was $17.5 million, for a net margin of 4.3%. Diluted earnings per share (DEPS) for the quarter were $0.30, down $0.02 year over year.

For the full fiscal year, revenue was $1.541 billion, up 2.2% from $1.507 billion in FY 2008. Organic revenue growth for the same period was 0.7%. Operating income for the year was $99.9 million, for an operating margin of 6.5%. Net income was $58.0 million, for a net margin of 3.8%. DEPS for the year were $1.01, down $0.23 year over year.

SRA President and CEO Stan Sloane said, “We’re pleased to have made progress in our business execution during the second half of FY09. Organic revenue growth and operating margins were higher in Q4 than in any prior quarter during the year. Having won over $2.3 billion of new business in FY09, we’ve improved our revenue visibility for FY10 and established a solid foundation for growth.”

Executive Vice President and CFO Rick Nadeau added, “Our Q4 financial results reflected effective cost containment across the company and improving performance in our Era business. Cash flow from operations was $60 million in Q4, and our net debt balance was $300 thousand as of June 30, 2009.”

Contract Awards

SRA won new business in the third quarter with potential value of $434 million, if all option years are exercised. As of June 30, 2009, the company’s backlog of signed business orders was $4.1 billion, up 5% year-over-year, and the funded portion of backlog was $762 million.

Major highlights of competitive contract awards in the quarter include:

•	Classified Contract. SRA was awarded a $68 million contract in support of a classified customer.

•

Department of Defense, Joint Staff Information Network. The company won a 31-month, $63 million task order to provide systems integration services for the Pentagon’s Joint Staff Information Network. Awarded under the ENCORE II contract vehicle, the task order involves system and application upgrades, as well as communications infrastructure support.

•

Environmental Protection Agency (EPA). The EPA awarded SRA two recompete task orders under its Software Engineering and Specialized Scientific Support contract. The task orders have a combined value of $30 million and cover a range of technical and program support services.

SRA was also awarded several multiple-award, indefinite delivery, indefinite quantity (ID/IQ) contracts in the June quarter. ID/IQ wins are not included in the company’s quarterly bookings figure, but they provide a solid foundation for future growth.

•

U.S. Army, Program Executive Office Enterprise Information Systems (PEO EIS). PEO EIS named SRA one of the awardees of its Program Management Support Services-2 (PMSS-2) contract, which covers a variety services related to information technology and program support.

•

Department of Homeland Security (DHS), National Communications System (NCS). SRA was one of the prime contractors selected by DHS for a five-year ID/IQ contract with a combined ceiling value of $388 million. Task orders under this contract will involve support for emergency communications and operations.

Forward Guidance

The company is issuing initial revenue and earnings guidance for Fiscal Year 2010. The table below represents management’s current expectations about the company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions that SRA might make in the future. The guidance assumes a FY 2010 diluted share count of 58.6 million.

Measure	Fiscal Year (FY) Ending June 30, 2010	Change from FY 2009 to 2010
Revenue	$1.585 billion to $1.645 billion	3% to 7%
Diluted earnings per share	$1.15 to $1.25	14% to 24%

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-603-9073 (U.S./Canada) or 210-234-0078 (Other) with passcode SRX. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call through August 26, 2009 by dialing 866-373-9228 (U.S./Canada) or 203-369-0280 (Other) and entering passcode 9458.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cybersecurity; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; logistics; public health preparedness; strategic management consulting; systems engineering; and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for ten consecutive years. The company and its subsidiaries employ more than 6,900 employees serving clients from headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of August 12, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 12, 2009.

# # #

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08
Revenue	$401,950	$384,789	$1,540,556	$1,506,933
Operating costs and expenses:
Cost of services	293,130	284,207	1,123,868	1,121,913
Selling, general and administrative	71,353	63,842	287,853	240,340
Depreciation and amortization	8,484	6,442	30,021	25,263
Gain on sale of Constella Futures Holding, LLC	—	—	(1,939)	—
Acquired in-process research and development	—	—	900	—

Total operating costs and expenses	372,967	354,491	1,440,703	1,387,516

Operating income	28,983	30,298	99,853	119,417
Interest expense	(694)	(1,072)	(5,526)	(3,288)
Interest income	431	887	2,283	4,261
Gain on sale of Mantas, Inc.	—	892	—	892

Income before taxes	28,720	31,005	96,610	121,282
Provision for income taxes	11,237	12,234	38,610	48,018

Net income	$17,483	$18,771	$58,000	$73,264

Earnings per share:
Basic	$0.31	$0.33	$1.03	$1.27

Diluted	$0.30	$0.32	$1.01	$1.24

Weighted-average shares:
Basic	56,331,705	57,463,961	56,315,718	57,566,645

Diluted	57,388,438	58,886,594	57,481,742	59,277,059

Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	30-Jun-09	30-Jun-08
Current assets:
Cash and cash equivalents	$74,683	$229,260
Accounts receivable, net	356,261	344,974
Inventories, net	6,786	—
Prepaid expenses and other	37,707	65,353
Deferred income taxes, current	13,924	11,544

Total current assets	489,361	651,131

Property, plant and equipment, net	38,130	37,949

Other assets:
Goodwill	490,481	395,766
Identified intangibles, net	43,235	36,813
Deferred income taxes, noncurrent	1,272	3,217
Deferred compensation trust	6,494	7,747
Other assets	25,320	3,892

Total other assets	566,802	447,435

Total assets	$1,094,293	$1,136,515

Current liabilities:
Accounts payable and accrued expenses	$137,443	$163,927
Accrued payroll and employee benefits	111,296	99,742
Billings in excess of revenue recognized	16,598	15,111

Total current liabilities	265,337	278,780

Long-term liabilities:
Long-term debt	75,000	150,000
Deferred compensation liability	6,494	7,747
Other long-term liabilities	5,842	7,052

Total long-term liabilities	87,336	164,799

Total liabilities	352,673	443,579

Stockholders’ equity	741,620	692,936

Total liabilities and stockholders’ equity	$1,094,293	$1,136,515

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	30-Jun-09	30-Jun-08
Cash flows from operations:
Net income	$58,000	$73,264
Adjustments to reconcile net income to net cash flow from operations:
Depreciation and amortization	30,021	25,263
Stock-based compensation	10,660	10,148
Deferred income taxes	1,550	(738)
Gain on sales	(1,939)	(892)
Loss on disposal of property and equipment	—	788
Acquired in-process research and development	900	—
Working capital changes, net of the effect of acquisitions and divestitures	(8,556)	(24,036)

Net cash flow from operations	90,636	83,797

Cash flows from investing activities:
Capital expenditures	(15,057)	(10,763)
Payments to Spectrum Solutions Group, Inc. shareholders	(9,396)	—
Acquisitions, net of cash acquired	(132,275)	(189,714)
Proceeds from sale of Constella Futures Holding, LLC	14,320	—
Proceeds from sale of Mantas, Inc.	—	892

Net cash used in investing activities	(142,408)	(199,585)

Cash flows from financing activities:
Issuance of common stock	4,600	15,027
Excess tax benefit of stock option exercises	1,075	4,667
Net repayments under short-term credit facilities	(9,910)	—
Borrowings under credit facility	75,000	230,000
Repayments under credit facility	(150,000)	(80,000)
Payment of financing costs	—	(1,081)
Reissuance of treasury stock	399	679
Purchase of treasury stock	(22,042)	(36,278)

Net cash (used in) provided by financing activities	(100,878)	133,014

Effect of exchange rate changes on cash and cash equivalents	(1,927)	—

Net (decrease) increase in cash and cash equivalents	(154,577)	17,226
Cash and cash equivalents, beginning of period	229,260	212,034

Cash and cash equivalents, end of period	$74,683	$229,260

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$5,761	$2,656

Income taxes	$36,451	$51,390

Cash received during the period:
Interest	$2,643	$4,376

Income taxes	$938	$961

Reconciliation Between Total Revenue and Organic Revenue (Unaudited)

(in thousands)

Organic revenue, as presented, is computed by comparing our reported revenue for the current period to revenue for the same period in the prior year adjusted to include revenue of acquired businesses for the pre-acquisition period of the prior year. In arriving at prior-year revenue, we include the revenue of acquired companies and remove the revenue of divested companies for the prior-year periods comparable to the current-year periods for which the companies are included in our reported revenue. The resulting rate is intended to represent our organic, or non-acquisitive, growth or decline year-over-year, including comparable period growth or decline attributable to acquired companies. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies. This non-GAAP financial measure is not used for any other purpose and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended		% Increase
	30-Jun-09	30-Jun-08
Total Revenue, as reported	$401,950	$384,789	4.5%

Plus: Revenue from acquired companies for the comparable prior year period		21,477
Less: Revenue from divested companies for the comparable prior year period		(17,857)

Organic Revenue	$401,950	$388,409	3.5%